Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Second Quarter 2020 Results

JERSEY CITY, NJ, Friday, July 31, 2020 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB), a designer, manufacturer and provider of products that power, protect and connect electronic circuits, today announced preliminary financial results for the second quarter of 2020.

Second Quarter 2020 Highlights

•	Net sales of $121.2 million, down 4.9% from Q2-19
•	Gross profit margin of 26.2%, up from 21.0% in Q2-19
•	Net earnings of $5.6 million, as compared with net earnings of $3.0 million in Q2-19
•	GAAP EPS of $0.43 per Class A share (versus $0.23 in Q2-19) and $0.46 per Class B share (versus $0.24 in Q2-19)
•	Non-GAAP EPS of $0.43 per Class A share (versus $0.03 in Q2-19) and $0.46 per Class B share (versus $0.03 in Q2-19)
•	Backlog of $179.6 million at June 30, 2020, up 12% from year-end
•	Cash flow provided by operating activities of $8.8 million

Non-GAAP financial measures, such as Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of acquisition-related costs and restructuring charges. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments

Daniel Bernstein, President and CEO, said, “Throughout the second quarter, our focus was two-fold as we face a new-normal in the COVID-19 environment.  Our first priority has been to ensure the safety and well-being of Bel's associates around the world as we continue to provide essential products to our customer base.  The global operations team has done an excellent job of keeping our business running while maintaining full compliance with new safety measures, and responding quickly and effectively to changes in local regulations.  All of Bel's facilities are operational as of today, albeit at slightly reduced efficiency levels.

"The second priority is improved profitability, and we were pleased to see the benefits of our recent efforts in Bel's financial results for the second quarter.  Our gross profit margin improved by 520 basis points from last year's second quarter, resulting in $5.0 million of incremental gross profit, despite a reduction in sales.  This improvement in margin was largely due to our reducing fixed operating costs while rationalizing our customer base and product portfolio to focus the business on higher profit opportunities.  Fixed costs within cost of sales were $4.8 million lower as compared to last year's second quarter with savings being realized throughout each of Bel's product segments.  This reduction in fixed costs includes $1.0 million in subsidies received during the quarter from the Chinese government, which helped to offset the impact of COVID-related inefficiencies and $0.3 million of direct COVID-related costs incurred during the quarter.  The foreign exchange environment was also more favorable in the second quarter of 2020 as compared to the second quarter of 2019, particularly related to the Chinese Renminbi and Mexican Peso, resulting in lower direct labor costs in these regions.  The Company's acquisition of CUI in December 2019 generated sales of $10.6 million in the second quarter of 2020 at a gross profit margin of 39.3%, contributing 130 basis points to our consolidated gross profit margin expansion for the quarter.

“Although visibility is limited for the second half of the year due to the uncertainty surrounding COVID-19, Bel's management team will continue to take meaningful steps toward its goal of improved profitability.  During the second quarter of 2020, we initiated the closure of our Power R&D facility in Uster, Switzerland; these functions will be transitioned to engineering staff at other existing Bel facilities.  This closure is anticipated to result in annualized cost savings of $3.0 million, with expected savings to be realized beginning in the fourth quarter of 2020. Further restructuring efforts and related incremental cost savings are expected to continue over the next 18 months as we complete the implementation of the new ERP system which will allow us to more efficiently streamline the organization.  Bel will also continue the process of re-evaluating the Company's customer base and product portfolio to ensure our resources are supporting those customers and products that align with the goal of improved profitability.  This may inhibit top line growth in the coming quarters” concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Second Quarter 2020 Results

Net Sales

Net sales were $121.2 million, down $6.2 million, or 4.9%, from last year’s second quarter.

•	By product segment: Connectivity Solutions sales declined by 8.5%, Magnetic Solutions sales were lower by 8.9% and Power Solutions and Protection sales were up by 2.3%.
•	By geographic area: Europe sales were down by 9.5%, North America sales declined by 5.0% and Asia sales were lower by 2.3%.

Gross Profit

Gross profit margin increased to 26.2%, from 21.0% in the second quarter of 2019, primarily due to lower fixed overhead and support labor costs, a favorable shift in product mix and lower direct labor costs resulting from the U.S. dollar appreciating against the Mexican Peso and Chinese Renminbi in the second quarter of 2020.  Fixed costs within our Cinch Connectivity Solutions segment were reduced by $1.7 million in the second quarter of 2020 as compared to the same period of 2019 as a result of aligning the cost structure with the reduction in demand from our commercial aerospace customers. Further, approximately $0.9 million of cost savings were realized within cost of sales in the second quarter of 2020 related to restructuring efforts implemented in late-2019 related to our Power Solutions and Protections and Magnetic Solutions segments. Lastly, the incremental higher-margin CUI sales accounted for a 130 basis point improvement in Bel's consolidated gross profit margin for the second quarter of 2020 as compared to the same quarter of 2019.

Research and Development (R&D) Costs

R&D costs were $6.1 million, a decline of $0.7 million from the second quarter of 2019.  This reduction was largely the result of cost savings measures initiated in late-2019 and a more favorable exchange rate environment during the 2020 quarter.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses were $18.1 million, down $1.2 million from the second quarter of 2019.  Lower travel expenses of $0.7 million, a reduction in ERP costs of $0.4 million and savings from other cost containment efforts outweighed the $1.9 million of incremental SG&A expenses associated with the recently-acquired CUI business. SG&A expense also included a gain on the cash surrender value of COLI policies of $1.0 million in the second quarter of 2020 compared to a gain on these policies of $0.2 million in the second quarter of 2019.

Operating Income

Operating income was $7.5 million, up from $4.5 million in the second quarter of 2019, with an operating margin of 6.2% compared to 3.5% in the second quarter of 2019.

Income Taxes

The provision for income taxes was $0.4 million in the second quarter of each of 2020 and 2019.  This resulted in an effective tax rate of 7.1% during the second quarter of 2020, compared to an effective tax rate of 12.4% during the same quarter last year.  The change in the effective tax rate during the second quarter of 2020 as compared to the same quarter of 2019 is primarily attributable to the impact of permanent differences on U.S. tax exempt activities.

Net Earnings

The above factors resulted in net earnings of $5.6 million in the second quarter of 2020 as compared with net earnings of $3.0 million in the second quarter of 2019.

Six Months Ended June 30, 2020 Results

Net Sales

Net sales were $225.1 million, down $27.7 million, or 10.9%, from the first half of 2019.

•	By product segment: Connectivity Solutions sales declined by 10.2%, Magnetic Solutions sales were lower by 16.6% and Power Solutions and Protection sales were down by 6.5%.
•	By geographic area: Europe sales were down by 16.2%, Asia sales declined by 15.7% and North America sales were lower by 6.4%.

Gross Profit

Gross profit margin increased to 25.3%, from 22.7% in the first half of 2019, primarily due to the same factors impacting the second quarter results. Fixed costs within our Cinch Connectivity Solutions segment were reduced by $3.0 million in the first half of 2020 as compared to the same period of 2019 as a result of aligning the cost structure with the reduction in demand from our commercial aerospace customers. Further, approximately $1.7 million of cost savings were realized within cost of sales during the first half of 2020 related to restructuring efforts implemented in late-2019 which were related to our Power Solutions and Protection and Magnetic Solutions segments.  Lastly, the incremental higher-margin CUI sales accounted for a 120 basis point improvement in Bel's consolidated gross profit margin for the first half of 2020 as compared to the same period of 2019.

Research and Development (R&D) Costs

R&D costs were $12.2 million, a decline of $1.9 million from the first half of 2019.  This reduction was largely the result of cost savings measures initiated in late-2019 coupled with a more favorable exchange rate environment during the first half of 2020 as compared to the same period of 2019.

Selling, General and Administrative Expenses (SG&A)

SG&A expenses were $40.1 million, up $1.7 million from the first half of 2019.  A reduction in ERP costs of $1.4 million, lower travel expenses of $0.9 million and savings from other cost containment efforts partially offset the $4.1 million of incremental SG&A expenses associated with the recently-acquired CUI business. SG&A expense also included a loss on the cash surrender value of COLI policies of $0.4 million in the first half of 2020 compared to a gain on these policies of $0.8 million in the first half of 2019.

Operating Income

Operating income was $4.4 million, down from $7.9 million in the first half of 2019, with an operating margin of 2.0% compared to 3.1% in the first half of 2019.

Income Taxes

The (benefit) provision for income taxes was a benefit of $0.3 million in the first half of 2020, compared to a provision of $0.5 million in the same period of 2019.  This resulted in an effective tax rate of -24.6% during the first half of 2020, compared to an effective tax rate of 10.1% during the same period last year.  The change in the effective tax rate during the six months ended June 30, 2020 as compared to the same period of 2019 is primarily attributable to tax benefits relating to the reversal of valuation allowances and the federal tax law changes included in the CARES Act, offset by the impact of permanent differences on U.S. tax exempt activities.

Net Earnings

The above factors resulted in net earnings of $1.8 million in the first half of 2020 as compared with net earnings of $4.1 million in the first half of 2019.

Balance Sheet Data

As of June 30, 2020, working capital was $197.2 million, including $75.3 million of cash and cash equivalents with a current ratio of 3.2-to-1.  In comparison, as of December 31, 2019, working capital was $193.0 million, including $72.3 million of cash and cash equivalents with a current ratio of 3.1-to-1.  Total debt at June 30, 2020, net of deferred financing costs, declined to $135.2 million as compared to $143.7 million at December 31, 2019, primarily due to a voluntary prepayment of $8.2 million made in connection with the amendment to the Company's credit agreement in February 2020.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 800-437-2398, or 323-289-6576 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 9339533 after 2:00 p.m. ET, also for 20 days.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, medical, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements

Non-historical information contained in this press release (including the statements regarding our efforts to improve profitability, the impact of the closure of our Power R&D facility in Uster, Switzerland, anticipated cost savings resulting from restructuring and the continuing impact of Bel's efforts to re-evaluate its customer base and product portfolio) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the impact of public health crises (such as the governmental, social and economic effects of COVID-19); the effects of business and economic conditions; difficulties associated with integrating previously acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures

The Non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our Non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information

We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net sales	$121,172	$127,416	$225,149	$252,805
Cost of sales	89,403	100,670	168,269	195,325
Gross profit	31,769	26,746	56,880	57,480
As a % of net sales	26.2%	21.0%	25.3%	22.7%

Research and development costs	6,116	6,862	12,175	14,036
Selling, general and administrative expenses	18,061	19,215	40,122	38,440
As a % of net sales	14.9%	15.1%	17.8%	15.2%
Restructuring charges	44	424	172	1,370
Gain on sale of property	-	(4,257)	-	(4,257)

Income from operations	7,548	4,502	4,411	7,891
As a % of net sales	6.2%	3.5%	2.0%	3.1%

Interest expense	(1,250)	(1,381)	(2,601)	(2,820)
Other income/expense, net	(302)	267	(390)	(513)
Earnings before benefit for income taxes	5,996	3,388	1,420	4,558

Provision for (benefit from) income taxes	423	421	(349)	460
Effective tax rate	7.1%	12.4%	-24.6%	10.1%
Net earnings	$5,573	$2,967	$1,769	$4,098
As a % of net sales	4.6%	2.3%	0.8%	1.6%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,145	2,175	2,145	2,175
Class B common shares - basic and diluted	10,178	10,112	10,151	10,100

Net earnings per common share:
Class A common shares - basic and diluted	$0.43	$0.23	$0.13	$0.31
Class B common shares - basic and diluted	$0.46	$0.24	$0.15	$0.34

(1) The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$75,288	$72,289
Accounts receivable, net	78,346	76,092
Inventories	104,726	107,276
Other current assets	27,012	27,524
Total current assets	285,372	283,181
Property, plant and equipment, net	37,334	41,943
Right-of-use assets	16,627	18,504
Goodwill and other intangible assets, net	90,718	94,357
Other assets	31,092	30,932
Total assets	$461,143	$468,917

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$44,826	$44,169
Current portion of long-term debt	2,305	5,489
Operating lease liability, current	6,467	7,377
Other current liabilities	34,581	33,183
Total current liabilities	88,179	90,218
Long-term debt	132,937	138,215
Operating lease liability, long-term	10,469	11,751
Other liabilities	61,630	60,682
Total liabilities	293,215	300,866
Stockholders' equity	167,928	168,051
Total liabilities and stockholders' equity	$461,143	$468,917

(1) The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

GAAP Net earnings	$5,573	$2,967	$1,769	$4,098
Interest expense	1,250	1,381	2,601	2,820
Provision for (benefit from) income taxes	423	421	(349)	460
Depreciation and amortization	4,108	4,106	8,234	8,216
EBITDA	$11,354	$8,875	$12,255	$15,594
% of net sales	9.4%	7.0%	5.4%	6.2%

Unusual or special items:
Acquisition-related costs	-	-	186	-
Gain on sale of property	-	(4,257)	-	(4,257)
ERP system implementation consulting costs	-	391	-	1,375
Restructuring charges	44	424	172	1,370

Adjusted EBITDA	$11,398	$5,433	$12,613	$14,082
% of net sales	9.4%	4.3%	5.6%	5.6%

(1) The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Measures to Non-GAAP Measures(2)
(in thousands (except per share amounts), unaudited)

The following tables detail the impact that certain unusual or special items had on the Company's net earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items in which these items were included in the condensed consolidated statements of operations.

	Three Months Ended June 30, 2020					Three Months Ended June 30, 2019
Reconciling Items	Earnings before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)	Earnings before taxes	Provision for (benefit from) income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$5,996	$423	$5,573	$0.43	$0.46	$3,388	$421	$2,967	$0.23	$0.24
Items included in SG&A expenses:
ERP system implementation consulting costs	-	-	-	-	-	391	74	317	0.02	0.03
Gain on sale of property	-	-	-	-	-	(4,257)	(979)	(3,278)	(0.26)	(0.27)
Restructuring charges	44	12	32	0.00	0.00	424	23	401	0.03	0.03
Non-GAAP measures	$6,040	$435	$5,605	0.43	0.46	$(54)	$(461)	$407	0.03	0.03

	Six Months Ended June 30, 2020					Six Months Ended June 30, 2019
Reconciling Items	Earnings before taxes	Benefit from income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)	Earnings before taxes	Provision for (benefit from) income taxes	Net earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$1,420	$(349)	$1,769	$0.13	$0.15	$4,558	$460	$4,098	$0.31	$0.34
Items included in SG&A expenses:
Acquisition-related costs	186	43	143	0.01	0.01	-	-	-	-	-
ERP system implementation consulting costs	-	-	-	-	-	1,375	259	1,116	0.09	0.09
Gain on sale of property	-	-	-	-	-	(4,257)	(979)	(3,278)	(0.26)	(0.27)
Restructuring charges	172	40	132	0.01	0.01	1,370	241	1,129	0.09	0.09
Non-GAAP measures	$1,778	$(266)	$2,044	$0.15	$0.17	$3,046	$(19)	$3,065	$0.23	$0.25

(1) The supplementary information included in this press release for 2020 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

(3) Individual amounts of earnings per share may not agree to the total due to rounding.